First Independent Computers Inc.

Data Processing Service Agreement


         THIS AGREEMENT is made and entered into between FIRST INDEPENDENT COMPUTERS, INC., a Texas corporation ("FICI"), 1157 N 5th, Abilene, Texas 79601, and FiScrip, Inc. (Customer) 2450 Peralta Blvd., Suite 123, Fremont, CA.

         Customer desires to engage FICI to perform data processing and other services to Customer consisting of the applications set forth in Schedule "A" (attached hereto and made a part hereof for all purposes).

         FICI and Customer therefore agree as follows:

I.       Services.

         1. 1. PROCESSING SYSTEM. FICI agrees to perform for Customer, and Customer engages FICI to perform, data processing and other services in order to provide to Customer the applications and services specified in Schedule "A". By an amendment to Schedule "A", Customer and FICI may agree that FICI will perform additional services. Customer will process with FICI (throughout the original and any renewal term of this Agreement) all accounts associated with the services provided to Customer under this Agreement.

         1.2. Forms. Customer will provide special forms used for services under this agreement.

         1.3. REPORTS. FICI will provide Customer with daily reports (or other periodic reports) reflecting services provided to Customer.

         1.4. DELIVERY AND PROCESSING. Customer will, at its own risk and expense, be responsible for transmitting to and from Customer, and the data center designated by FICI (the "Data Center") all data and information necessary for FICI to perform the services required by this Agreement and all reports provided by FICI. FICI shall have daily reports available for pickup by Customer at (or available for transmission to Customer from) the Data Center by 8:00 a.m. of that business day. If items to be processed by FICI are not furnished in a timely manner, FICI may reasonably reschedule services relying thereon.

         1.5. EQUIPMENT . Customer will provide, install and maintain in good operating condition all necessary communication terminals, control units, communication lines to the Data Center, telephones, and any other equipment and features required to implement the terms of this Agreement. All equipment and features shall be acceptable to FICI in its sole discretion. Customer will furnish and install any and all spare parts required for such equipment and features.

         1.6 FINANCIAL STATEMENTS: AUDITS. Upon Customer's request, FICI will provide to Customer copies of the most recent audited financial statements of First Independent Computers, Inc., the most recent unaudited financial statements of FICI and the most recent independent audit of FICI's data processing functions.

         1.7. NOTIFICATION OF SYSTEM CHANGES. All changes to the Support System materially affecting Customer's procedures or reporting will be preceded by release bulletins to Customer within a reasonable time prior to installation.

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         1.8. OPERATING INSTRUCTIONS. FICI may from time-to-time provide
Customer with instructions governing the operation of the Processing System (the "Operating Instructions"). Customer will comply with all such Operating Instructions as may be in effect from time to time.

         1.9. BACKUP FACILITIES. FICI will provide backup facilities and procedures for provision of the Support System in the event primary facilities are not functional.

2.       Charges for Services.

         2.1. PRICING. Customer will pay FICI for the data processing and other services set forth in Schedule "A" in accordance with the pricing schedule attached hereto as Schedule "B". In the event Customer engages FICI to provide additional applications by an amendment to Schedule "A", Customer will pay FICI for the additional services in accordance with an amendment to Schedule "B" to be attached thereto.

         2.2. PAYMENT . FICI will bill Customer on a monthly basis for previous month services by the tenth (10th) calendar day of each month in which services are being rendered. Customer shall pay FICI the stated charges, fees, and any applicable taxes by the 20th of each month. Any amounts that remain unpaid and undrafted for thirty (30) days after the date of invoice because of inability to draft shall bear interest at the rate of one and one-half (1 1/2) percent per month from the date of the invoice but not to exceed the highest applicable lawful rate.

3.       Conversion. N/A

4.       Term.

         4.1. ORIGINAL TERM AND RENEWAL. The original term of this Agreement shall begin with the effective date hereof and shall continue for a period of five (5) years after the Effective Date and it shall automatically renew for a three (3) year period at the end of the original term of this Agreement and at the end of each renewal term until terminated by either party giving written notice of termination to the other party at least one-hundred eighty (180) days before the end of the original or any renewal

5.       Proprietary Rights and Confidentiality.

         5.1. PROPRIETARY RIGHTS. Customer acknowledges that the Processing System consists of computer programs, procedures, forms, information and other materials which constitute trade secrets and property of great value owned by FICI or its affiliates, having been acquired through the expenditure of a great amount of time, effort and money. Customer further acknowledges that any disclosure to others of any of such trade secrets will result in substantial monetary loss and irreparable damage to FICI. Customer will treat all such programs, procedures, forms, information and materials confidentially and safeguard them by using the same procedures used by Customer for data Customer regards as confidential. Customer will not disclose to any person, directly or indirectly, except as required in the proper performance of this Agreement, any information regarding the Processing System or the terms of this Agreement. All specifications, tapes, programs, enhancements and other materials developed in connection with this Agreement shall be and remain at all times during and after the term of this Agreement the exclusive property of FICI. The provisions of this Section 5 shall survive any termination of this Agreement.

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         5.2. CONFIDENTIALITY OF DATA. All data relating to Customer's business provided to FICI by Customer pursuant to this Agreement will be treated confidentially and safeguarded by FICI using the same care and discretion that it uses with data which FICI regards as confidential, except where and to the extent that disclosure is authorized by Customer, compelled by governmental regulation or legal process, or is in the form of statistical data not specific to particular customers of Customer.

6.       Correction of Data; Limitation of Liability.

         6.1. CORRECTION OF DATA. In the event FICI employees cause errors in Customer's data to occur and Customer requests correction of such data within ninety-five (95) days from the date of the error, FICI will correct such data as necessary at FICI's expense. The expense to FICI of correcting such data shall be the only responsibility of FICI and shall constitute Customer's sole and exclusive remedy with respect to such errors.

         6.2 LIMITATION OF LIABILITY. In no event will FICI be liable for special, indirect, incidental or consequential damages of Customer or any third party. Except for losses covered by FICI's errors and omissions coverage described in Section 6.3., FICI's total liability for direct damages alleged by Customer or any other party in any action, regardless of its nature, arising out of or in connection with this Agreement shall not exceed the amount of the first month's charges paid by Customer to FICI under this Agreement. Customer will release, indemnify and hold FICI harmless from and against any claim for damages in excess of such amount.

         6.3. ERRORS AND OMISSIONS COVERAGE. During the term of this Agreement, FICI will maintain errors and omissions coverage with respect to its employees of up to one million dollars ($1,000,000) per occurrence.

         6.4. FORCE MAJEURE. FICI shall not be liable for damages arising from or delays in processing or other non-performance caused by such events as accidents, fires, telecommunications failures, equipment failures, failures or fluctuations in electrical power, heat, light or air conditioning, labor disputes, strikes, riots, war, governmental regulations, third party non-performance, acts of God or other causes over which FICI has no control.

7.       Termination.

         7.1. TERMINATION FOR CAUSE. Customer or FICI may terminate this Agreement upon the material breach of this Agreement by the other party under this Agreement and failure of such party to cure such breach within ninety (90) days after receipt of written notice specifying in detail the breach claimed. If such breach is not cured within such ninety (90) day period, and the terminating party intends to terminate, the terminating party must immediately give thirty
(30) days written notice of termination.

         7.2. TERMINATION FOR NON-PAYMENT. If Customer fails to pay in full any invoice within thirty (30) days from the date of invoice, FICI may notify Customer that such invoice is past due and provide a 30-day period for payment of the past due amount plus any interest accrued thereon. If Customer fails to pay the full amount of such invoice plus interest within such 30-day period, FICI may terminate this Agreement and all services hereunder at any time upon written notice to Customer.

         7.3. TERMINATION UPON INSOLVENCY. In the event Customer is declared insolvent and is liquidated by any state or federal regulatory agency, FICI shall be entitled to liquidated damages pursuant to Section 7.6. Notwithstanding the foregoing, in the event Customer is declared insolvent but is not liquidated, or is placed in receivership or conservatorship, or other similar actions are taken, the use of the Processing System thereafter by any new owner, receiver, conservator, manager or other agent or representative shall be deemed acceptance and assumption of this Agreement on the full terms and conditions contained herein, including but not limited to Section 7.6.

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         7.4. FILES AND OTHER MATERIALS. Upon proper termination of this
Agreement in accordance with all applicable provisions (at the conclusion of the required written notice period), all data files created by FICI and related to Customer will be furnished to Customer by FICI in FICI's standard form at the cost set forth in Schedule "B". Should Customer terminate this Agreement prior to the end of the original term or any renewal term, Customer will pay for all costs of communications equipment that has been installed in Customer as of the time of such termination, such payment to include all of FICI's costs in accordance with the applicable equipment service agreement. FICI agrees to use reasonable efforts to relocate the communications equipment. Upon any termination of this Agreement, Customer will return to FICI all operations materials and materials relating to or consulting part of the Support System, and Customer will purchase from FICI all Customer custom forms held or on order by FICI.

         7.5. PAYMENT DUE UPON TERMINATION. Upon any termination of this Agreement, all amounts owing from Customer to FICI, together with any and all interest accrued and unpaid thereon, shall be due and payable at the time of termination.

         7.6. LIQUIDATED DAMAGES. Upon any termination of this Agreement after the Effective Date but prior to the end of the original term or any renewal term, other than upon termination due to material breach by FICI hereunder, Customer shall pay to FICI as liquidated damages an amount equal to the product of eighty percent (80%) of Customer's average total monthly billings under this Agreement for the most recent six (6) months (or lesser number of months if less than six (6) months have lapsed since the effective date) multiplied by the number of months remaining in the term of the Agreement. The parties hereto acknowledge and agree that (a) FICI has incurred and will incur substantial expenses in connection with the commencement and continuation of providing services hereunder, (b) FICI has substantial fixed expenses in providing these services which cannot be reduced by termination of such services, (c) in the event of any such termination, the damages that would be incurred by FICI because of such termination would be uncertain and difficult and impracticable to calculate and (d) the amount determined pursuant to this Section 7.6. represents a reasonable method of estimating the actual damages that would be incurred by FICI in the event of such a termination.

8.       General.

         8.1. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas. This Agreement has been accepted in and shall be performable in Abilene, Taylor County, Texas. All times referred to herein shall be Abilene, Texas time.

         8.2. ENTIRE AGREEMENT; RIGHT TO PERFORM. This Agreement represents the entire understanding between Customer and FICI with respect to the matters contained herein and, except as otherwise provided herein, may be amended only by an instrument in writing signed by the parties hereto. Customer warrants that it will be free, as of the date of commencement of the services to be provided hereunder, of any contractual obligation or legal impediment that would prevent Customer from performing its obligations under this Agreement, and that FICI's offer to provide such services in no way caused or induced Customer to breach any contractual obligations.

         8.3. SEVERABILITY. In the event that any of the provisions of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions will not be affected, and in lieu of such invalid or unenforceable provision there shall be added automatically, as part of this Agreement, a provision as similar in terms as may be valid and enforceable.

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         8.4. RELATIONSHIP OF PARTIES. FICI, in providing services to Customer hereunder, is acting only as an independent contractor. Except as otherwise provided herein: (a) FICI does not undertake by this Agreement or otherwise to perform any obligation of Customer, whether regulatory or contractual, or to assume any responsibility for Customer's business or operations, and (b) FICI has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by FICI under this Agreement.

         8.5. NO-HIRE PROVISION. During the term of this Agreement and for a period of twelve (12) months thereafter, neither party will, without the prior written consent of the other, which consent will not be unreasonably withheld, offer employment to or employ any person employed there or within the preceding twelve (12) months by the other party, if the person was involved in providing or receiving services.

         8.6. NOTICES. Any notice required or permitted hereunder shall be in writing and shall be given by personal service or certified mail, return receipt requested, postage prepaid, to the addresses of the parties as they appear above, or as changed through written notice to the other party.

         8.7. BINDING EFFECT AND ASSIGNMENT . This Agreement is binding on the parties hereto and their respective successors and assigns. Customer may not assign this Agreement (whether such assignment is effected in connection with a sale of Customer's assets, stock or through merger or otherwise) without the prior written consent of FICI.

FISCRIP, INC.                        FIRST INDEPENDENT COMPUTERS, INC.

BY:  /S/ RONALD I. ROWE              BY:  /S/ KENNETH A. KLOTZ
     ------------------                   --------------------
NAME:   Ronald I. Rowe               NAME:   Kenneth A. Klotz
TITLE:  President & CEO              TITLE:  President
DATE:   March 1, 1998                DATE:   March 1, 1998